Exhibit 10.2

[Letterhead of SMTC Corporation]

June 24, 2004

Ms. Jane Todd

153 Willis Drive

Aurora, ON

L4G 7M4

Dear Jane,

I am delighted to bring our recent discussions to a favourable conclusion. It is my pleasure to offer you the position of Senior Vice President Finance, Chief Financial Officer on terms set out below.

Position:	Senior Vice President Finance, Chief Financial Officer

Primary Responsibilities:	Leadership of Finance Function worldwide

Traditional responsibilities of a Chief Financial Officer of a North American public company

Reporting Relationship:	President and Chief Executive Officer

Organizational Reporting:	Controller
Director External Reporting
Credit Manager
Director of Treasury Operations

Location:	Markham, Ontario

Effective date:	July 5, 2004

Compensation Arrangements:	Compensation shall be based upon four components:

• Base salary
• Annual Incentive Award
• Long Term Incentive Award
• Fringe Benefits and Perquisites

Base Salary:	$235,000

2004 Annual Inventive Award:	A proposal to establish a 2004 executive plan for key executives is to be presented for approval to the Compensation Committee of the Board of Directors. Such

proposal will recommend incentives for key executive based upon achievement of consolidated financial performance targets for the fiscal year and individual performance.

In the case of the Senior Vice President Finance, Chief Financial Officer, the short term incentive plan shall be determined primarily based upon achievement of specific revenue and earnings targets for the year and specific priorities established by mutual agreement. The annual target bonus will be 50% of base salary, based upon achievement of budgeted annual financial performance and individual performance. You shall be eligible to participate in the annual executive incentive plan for 2004 on a prorated basis based upon months of service.

Long Term Incentive:	Long term incentive plan shall be through the Company’s stock option plan.

An initial award shall be 150,000 stock options in accordance with SMTC Stock Option Plan. Such award shall be granted, subject to Board of Director approval by no later than June 30, 2004.

Fringe Benefits and Perquisites:	Entitlement to Canadian executive benefit program upon residing in Canada.

Monthly car allowance of $1,200.

Vacation entitlement:	Annual vacation of four weeks per calendar year. For the period July 5, 2004 to December 31, vacation entitlement will be three weeks.

Termination Other than for Cause:	In the event of termination other than for cause, non-solicitation of customers and employees would apply for a period of eighteen months.

If terminated other than for cause within the first twelve years of service, salary continuance shall be twelve months. Thereafter salary continuance shall be one month for every year of service to a maximum of eighteen months after eighteen or more years of service.

I would appreciate if you would sign and return a copy of this letter to confirm your acceptance. Over the next few weeks, we will put together a formal employment contract incorporating the terms as set out in this letter.

Everyone on our executive team looks forward to you joining our company. We are confident you will make an exceptional contribution.

Warmest regards,

/s/ JOHN CALDWELL
John Caldwell
President & CEO

Accepted:

/s/ JANE TODD

Date:
June 24, 2004

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